UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 5, 2025
PLAYBOY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39312	37-1958714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 424-1800
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PLBY	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

On September 5, 2025, a wholly-owned subsidiary of Playboy, Inc. (the “Company”), Playboy Enterprises International, Inc. (together with certain of its wholly-owned subsidiaries, “PEII”), received the decision of a tribunal of the Hong Kong International Arbitration Centre (the “Tribunal”) in connection with the arbitration proceeding initiated in February 2024 by PEII against New Handong Investment (Guangdong) Co., Ltd. (“New Handong”), a former Chinese licensee of PEII. As described in further detail in the Company’s periodic reports, including most recently in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the U.S. Securities and Exchange Commission on August 12, 2025, the arbitration proceeding addressed various claims by PEII and counterclaims by New Handong relating to the termination of New Handong’s license agreement for ongoing, uncured material breaches of such agreement by New Handong.

The Tribunal found in favor of PEII in connection with its claims and as a result ordered, among other things, that: (i) the termination notice issued by PEII to New Handong was found to be lawful and effective, (ii) New Handong must cease any further use of Playboy property and materials, including but not limited to the production, sale, or distribution of Playboy-branded products, (iii) New Handong is required to make payments to PEII for guaranteed royalties outstanding at the time of termination, a termination fee, and unpaid marketing expenses, plus interest thereon, and certain other fees and expenses, totaling approximately $81 million, and (iv) all of New Handong’s counterclaims were dismissed. In addition, per the terms of the Tribunal’s decision, if payment of amounts awarded to PEII are not made in full to PEII by September 20, 2025, interest will accrue on the amounts owed from the award date to the date of payment at a rate of 8.25%. The decision of the Tribunal is final; however, if New Handong does not comply with such decision, PEII and the Company may seek enforcement of such decision in China through the Chinese courts.

The Company intends to take every step necessary to ensure that PEII, and through it the Company, obtains recovery of the approximately $81 million award in full and without delay, and that New Handong complies with the Tribunal’s restrictions on New Handong’s activities with respect to the Playboy brand and related products. If New Handong fails to discharge its payment obligations to PEII, or engages in prohibited activities, then the Company intends to promptly commence proceedings for enforcement. However, there can be no assurance that New Handong will comply with the Tribunal’s decision, including making the required monetary payments to PEII and the Company within the timeframe that was ordered, if at all.

On September 8, 2025, the Company issued a press release regarding the foregoing. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 8, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 8, 2025	PLAYBOY, INC.

	By:	/s/ Chris Riley
	Name:	Chris Riley
	Title:	General Counsel & Secretary